Exhibit 14.2

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Money Market Obligations Trust:

We consent to the use of our reports dated September 23, 2013, with respect to the financial statements and financial highlights of Federated Prime Obligations Fund, a portfolio of Money Market Obligations Trust, as of July 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the prospectus/proxy statement filed in form N-14.

Boston, Massachusetts

February 27, 2014